EXHIBIT 99.2
Form 10-K, Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The terms “we,” “our,” “ours,” “us” and “Company” refer to Covanta Holding Corporation and its subsidiaries; the term “Covanta Energy” refers to our subsidiary Covanta Energy Corporation and its subsidiaries.
OVERVIEW
     We are a leading developer, owner and operator of infrastructure for the conversion of waste to energy (known as “energy-from-waste”), as well as other waste disposal and renewable energy production businesses in the Americas, Europe and Asia. We are organized as a holding company and conduct all of our operations through subsidiaries which are engaged predominantly in the businesses of waste and energy services. We also engage in the independent power production business outside the Americas. We have investments in subsidiaries engaged in insurance operations in California primarily in property and casualty insurance.
     We own, have equity investments in, and/or operate 60 energy generation facilities, 50 of which are in the United States and 10 of which are located outside the United States. Our energy generation facilities use a variety of fuels, including municipal solid waste, wood waste (biomass), landfill gas, water (hydroelectric), natural gas, coal, and heavy fuel-oil. We also own or operate several businesses that are associated with our energy-from-waste business, including a waste procurement business, a biomass procurement business, four landfills, which we use primarily for ash disposal, and several waste transfer stations.
     We continue to focus on enhancing stockholder value by implementing our financial, operating and growth strategies. Revenues were $1,664 million, $1,433 million, and $1,269 million and operating income was $256 million, $237 million, and $227 million for the years ended December 31, 2008, 2007, and 2006, respectively. The increase in revenues and operating income over the past three years is primarily attributable to the successful execution of our operating and growth strategies.
     Our mission is to be the world’s leading energy-from-waste company, with a complementary network of renewable energy generation and waste disposal assets. We expect to build value for our stockholders by satisfying our clients’ waste disposal and energy generation needs with safe, reliable and environmentally superior solutions. In order to accomplish this mission and create additional value for our stockholders, we are focused on:
•	providing customers with superior service and effectively managing our existing businesses;

•	generating sufficient cash to meet our liquidity needs and invest in the business; and

•	developing new projects and making acquisitions to grow our business in the Americas, Europe and Asia.
     We believe that our business offers solutions to public sector leaders around the world in two related elements of critical infrastructure: waste disposal and renewable energy generation. We believe that the environmental benefits of energy-from-waste, as an alternative to landfilling, are clear and compelling: utilizing energy-from-waste reduces greenhouse gas (“GHG”) emissions, lowers the risk of groundwater contamination, and conserves land. At the same time, energy-from-waste generates clean, reliable energy from a renewable fuel source, thus reducing dependence on fossil fuels, the combustion of which is itself a major contributor to GHG emissions. As public planners in the Americas, Europe and Asia address their needs for more environmentally sustainable waste disposal and energy generation in the years ahead, we believe that energy-from-waste will be an increasingly attractive alternative. We will also consider, for application in domestic and international markets, acquiring or developing new technologies that complement our existing renewable energy and waste services businesses.
     Our business offers sustainable solutions to energy and environmental problems, and our corporate culture is increasingly focused on themes of sustainability in all of its forms. We aspire to continuous improvement in environmental performance, beyond mere compliance with legally required standards. This ethos is embodied in our “Clean World Initiative”, an umbrella program under which we are:
•	investing in research and development of new technologies to enhance existing operations and create new business opportunities in renewable energy and waste management;

•	exploring and implementing processes and technologies at our facilities to improve energy efficiency and lessen environmental impacts; and

•	partnering with governments and non-governmental organizations to pursue sustainable programs, reduce the use of environmentally harmful materials in commerce and communicate the benefits of energy-from-waste.
     Our Clean World Initiative is designed to be consistent with our mission to be the world’s leading energy-from-waste company by providing environmentally superior solutions, advancing our technical expertise and creating new business opportunities. It represents an investment in our future that we believe will enhance stockholder value.
     Also in order to create new business opportunities and benefits and enhance stockholder value, we are actively engaged in the current discussion among policy makers in the United States regarding the benefits of energy-from-waste and the reduction of our dependence on landfilling for waste disposal and fossil fuels for energy. Given the current economic dislocations and related unemployment, the Obama administration is also expected to focus on economic stimulus and job creation. We believe that the construction and permanent jobs created by additional energy-from-waste development represents the type of “green jobs”, on critical infrastructure, that will be consistent with the administration’s focus. The extent to which we are successful in growing our business will depend in part on our ability to effectively communicate the benefits of energy-from-waste to public planners seeking waste disposal solutions, and to policy makers seeking to encourage renewable energy technologies (and the associated “green jobs”) as viable alternatives to reliance on fossil fuels as a source of energy.
     Our senior management team has extensive experience in developing, constructing, operating, acquiring and integrating waste and energy services businesses. We intend to continue to focus our efforts on pursuing development and acquisition-based growth. We anticipate that a part of our future growth will come from acquiring or investing in additional energy-from-waste, waste disposal and renewable energy production businesses in the Americas, Europe and Asia. Our business is capital intensive because it is based upon building and operating municipal solid waste processing and energy generating projects. In order to provide meaningful growth through development, we must be able to invest our funds, obtain equity and/or debt financing, and provide support to our operating subsidiaries.
     Economic Factors Affecting Business Conditions
     The recent economic slowdown, both in the United States and internationally, has reduced demand for goods and services generally, which tends to reduce overall volumes of waste requiring disposal, and the pricing at which we can attract waste to fill available capacity. At the same time, the sharp declines in global oil prices have pushed energy pricing lower generally, and may reduce the prices for the portion of the energy we sell under short term arrangements. Lastly, the downturn in economic activity tends to reduce global demand for and pricing of certain commodities, such as the scrap metals we recycle from our energy-from-waste facilities. The combination of these factors could reduce our revenue and cash flow.
     The same economic slowdown may reduce the demand for the waste disposal services and the energy that our facilities offer. Many of our customers are municipalities and public authorities, which are generally experiencing fiscal pressure as local and central governments seek to reduce expenses in order to address declining tax revenues which may result from the recent economic dislocations and increases in unemployment. At the same time, dislocations in the financial sector may make it more difficult, and more costly, to finance new projects. These factors, particularly in the absence of energy policies which encourage renewable technologies such as energy-from-waste, may make it more difficult for us to sell waste disposal services or energy at prices sufficient to allow us to grow our business through developing and building new projects.
     Acquisitions and Business Development
     In our domestic business, we are pursuing additional growth opportunities through project expansions, new energy-from-waste and other renewable energy projects, contract extensions, acquisitions, and businesses ancillary to our existing business, such as additional waste transfer, transportation, processing and disposal.
     We are also pursuing international waste and/or renewable energy business opportunities, particularly in locations where the market demand, regulatory environment or other factors encourage technologies such as energy-from-waste to reduce dependence on landfilling for waste disposal and fossil fuels for energy production in order to reduce GHG emissions. In particular, we are focusing on the United Kingdom, Ireland and China, and are also pursuing opportunities in certain markets in Europe and in Canada and other markets in the Americas.

2008 acquisitions and business development
Domestic Business
•	We acquired Indeck Maine, LLC from co-owners Ridgewood Maine, L.L.C. and Indeck Energy Services, Inc. Indeck Maine, LLC owned and operated two biomass energy facilities. The two nearly identical facilities, located in West Enfield and Jonesboro, Maine, added a total of 49 gross megawatts (“MW”) to our renewable energy portfolio. We have begun to sell the electric output and intend to sell renewable energy credits from these facilities into the New England market. We acquired these two facilities for cash consideration of approximately $53.3 million, net of cash acquired, subject to final working capital adjustments.

•	We acquired an energy-from-waste facility in Tulsa, Oklahoma from The CIT Group/Equipment Financing, Inc. for cash consideration of approximately $12.7 million. The design capacity of the facility is 1,125 tons per day (“tpd”) of waste and gross electric capacity of 16.5 MW. This facility was shut down by the prior owner in the summer of 2007 and we returned two of the facility’s three boilers to service in November 2008, and plan to return its third boiler to service during 2009. During the year ended December 31, 2008, we invested approximately $4.9 million in capital improvements to restore the operational performance of the facility.

•	We acquired a landfill for the disposal of ash in Peabody, Massachusetts for cash consideration of approximately $7.4 million. We expect to utilize this landfill for disposal of ash from energy-from-waste facilities in the Northeast United States, including those that we own or operate.

•	We entered into new tip fee contracts which will supply waste to the Wallingford, Connecticut facility, following the expiration of the existing service fee contract in 2010. These contracts in total are expected to supply waste utilizing most or all of the facility’s capacity through 2020.

•	We entered into a new tip fee contract with Kent County in Michigan which commenced on January 1, 2009 and extended the existing contract from 2010 to 2023. This contract is expected to supply waste utilizing most or all of the facility’s capacity. Previously this was a service fee contract.

•	We entered into a new service fee contract with the Pasco County Commission in Florida which commenced on January 1, 2009 and extended the existing contract from 2011 to 2016.

•	We entered into a new tip fee contract with the City of Indianapolis for a term of 10 years which commenced upon expiration of the existing service fee contract in December 2008. This contract represents approximately 50% of the facility’s capacity.

•	We entered into various agreements with multiple partners to invest in the development, testing or licensing of new technologies related to the transformation of waste materials into renewable fuels or the generation of energy. Initial licensing fees and demonstration unit purchases approximated $6.5 million during 2008.
International Business
•	We entered into an agreement with Beijing Baoluo Investment Co., Ltd. (Beijing Baoluo”) to purchase a direct 58% equity interest in the Fuzhou project, a 1,200 metric tpd 24 MW mass-burn energy-from-waste project in China, for approximately $14 million. This purchase is conditional upon various regulatory and other conditions precedent and is expected to close in early 2009. In 2007, we acquired a 40% equity interest in Chongqing Sanfeng Covanta Environmental Industry Co., Ltd. (“Sanfeng”), a company located in Chongqing Municipality, People’s Republic of China, which is engaged in the business of owning and operating energy-from-waste projects and providing design and engineering, procurement and construction services for energy-from-waste facilities in China. Sanfeng owns a 32% equity interest in the Fuzhou project.

•	We and Chongqing Iron & Steel Company (Group) Limited have entered into a 25 year contract to build, own, and operate an 1,800 tpd energy-from-waste facility for Chengdu Municipality in Sichuan Province, People’s Republic of China. In connection with this award, we invested $17.1 million for a 49% equity interest in the project joint venture company. The Chengdu project is expected to commence construction in early 2009, and commence operations in 2011.

2007 acquisitions and business development
Domestic Business
•	We acquired the operating businesses of EnergyAnswers Corporation (“EnergyAnswers”) for cash consideration of approximately $41 million. We also assumed net debt of $21 million ($23 million of consolidated indebtedness net of $2 million of restricted funds held in trust). These businesses include a 400 tpd energy-from-waste facility in Springfield, Massachusetts and a 240 tpd energy-from-waste facility in Pittsfield, Massachusetts. Both energy-from-waste projects have tip fee type contracts. Approximately 75% of waste revenues are contracted for at these facilities. In addition, we acquired businesses that include a landfill operation for ash disposal in Springfield, Massachusetts, and two transfer stations, one in Canaan, New York, permitted to transfer 600 tpd of waste, and the other located at the Springfield energy-from-waste facility, permitted to transfer 500 tpd of waste. We subsequently sold certain assets acquired in this transaction for a total consideration of $5.8 million during the fourth quarter of 2007 and during the first quarter of 2008.

•	We acquired Central Valley Biomass Holdings, LLC (“Central Valley”) from The AES Corporation. Under the terms of the purchase agreement, we paid cash consideration of $51 million, plus approximately $5 million in cash related to post-closing adjustments and transaction costs. Central Valley owned two biomass energy facilities and a biomass energy fuel management business, all located in California’s Central Valley. These facilities added 75 MW to our portfolio of renewable energy plants. In addition, we invested approximately $8 million prior to December 31, 2007, and approximately $11 million during the year ended December 31, 2008, in capital improvements to increase the facilities’ productivity and improve environmental performance. These capital improvements were completed prior to September 30, 2008.

•	We entered into a new tip fee contract with the Town of Hempstead in New York for a term of 25 years commencing upon expiration of the existing contract in August 2009. This contract provides approximately 50% of the facility’s capacity. We also entered into new tip fee contracts with other customers that expire between February 2011 and December 2014. These contracts provide an additional 40% of the facility’s capacity.

•	We acquired two waste transfer stations in Westchester County, New York from Regus Industries, LLC for cash consideration of approximately $7.3 million. These facilities increased our total waste capacity by approximately 1,150 tpd and enhance our portfolio of transfer stations in the Northeast United States.

•	We acquired a waste transfer station in Holliston, Massachusetts from Casella Waste Systems Inc. for cash consideration of approximately $7.5 million. This facility increased our total waste capacity by approximately 700 tpd. In addition, we invested approximately $4.2 million prior to December 31, 2007 and approximately $1 million during the year ended December 31, 2008 in capital improvements to enhance the environmental and operational performance of the transfer station.

•	We completed the expansion and commenced the operation of the expanded energy-from-waste facility located in and owned by Lee County in Florida. We expanded waste processing capacity from 1,200 tpd to 1,836 tpd and increased gross electricity capacity from 36.9 MW to 57.3 MW. As part of the agreement to implement this expansion, we received a long-term operating contract extension expiring in 2024.

•	We entered into a ten year agreement to maintain and operate an 800 tpd energy-from-waste facility located in Harrisburg, Pennsylvania and obtained a right of first refusal to purchase the facility. Under the agreement, the term of which commenced February 1, 2008 following satisfaction of certain conditions precedent, we will earn a base annual service fee of approximately $10.5 million, which is subject to annual escalation and certain performance-based adjustments. We have also agreed to provide construction management services and to advance up to $25.5 million in funding for certain facility improvements required to enhance facility performance, the repayment of which is guaranteed by the City of Harrisburg. As of December 31, 2008, we advanced $8.2 million under this funding arrangement. The facility improvements are expected to be completed by mid 2009.

•	We designed, constructed, operate and maintain the 1,200 tpd mass-burn energy-from-waste facility located in and owned by Hillsborough County in Florida. In August 2005, we entered into agreements with Hillsborough County to implement an expansion, and to extend the agreement under which we operate the facility to 2027. During 2006, environmental and other project related permits were secured and the expansion construction commenced on December 29, 2006. Completion of the expansion, and commencement of the operation of the expanded project, is expected in 2009.

•	We acquired an additional 5% ownership interest in Pacific Ultrapower Chinese Station, a biomass energy facility located in California, which increased our equity ownership interest to 55%.
International Business
•	In December 2007, we entered into a joint venture with Guangzhou Development Power Investment Co., Ltd. through which we intend to develop energy-from-waste projects in Guangdong Province, People’s Republic of China. We hold a 40% equity interest in the joint venture entity, Guangzhou Development Covanta Environmental Energy Co., Ltd (“GDC Environmental Energy”), and on June 6, 2008, we invested $1.5 million in this joint venture following receipt of final government approvals. We expect to make additional investments as and when GDC Environmental Energy is successful in developing projects.

•	We purchased a 40% equity interest in Sanfeng, a company located in Chongqing Municipality, People’s Republic of China. Sanfeng is engaged in the business of owning and operating energy-from-waste projects and providing design and engineering, procurement and construction services for energy-from-waste facilities in China. Sanfeng currently owns minority equity interests in two 1,200 metric tpd 24 MW mass-burn energy-from-waste projects. Chongqing Iron & Steel Company (Group) Limited holds the remaining 60% equity interest in Sanfeng. We paid approximately $10 million in connection with our investment in Sanfeng. We expect to utilize Sanfeng as a key component of our effort to grow our energy-from-waste business in China. We expect to make additional investments as and when Sanfeng is successful in developing additional projects.

•	We announced that we have entered into definitive agreements for the development of a 1,700 metric tpd energy-from-waste project serving the City of Dublin, Ireland and surrounding communities. The Dublin project, which marks our most significant entry to date into the European waste and renewable energy markets, is being developed and will be owned by Dublin Waste to Energy Limited, which we control and co-own with DONG Energy Generation A/S. Under the Dublin project agreements, several customary conditions must be satisfied before full construction can begin, including the issuance of all required licenses and permits and approvals.

We are responsible for the design and construction of the project, which is estimated to cost approximately 350 million euros and will require 36 months to complete, once full construction commences. We will operate and maintain the project for Dublin Waste to Energy Limited, which has a 25-year tip fee type contract with Dublin to provide disposal service for approximately 320,000 metric tons of waste annually. The project is structured on a build-own-operate-transfer model, where ownership will transfer to Dublin after the 25-year term, unless extended. The project is expected to sell electricity into the local grid under short-term arrangements. We and DONG Energy Generation A/S have committed to provide financing for all phases of the project, and we expect to arrange for project financing. The primary approvals and licenses for the project have been obtained, and any remaining consents and approvals necessary to begin full construction are expected to be obtained in due course. We have begun to perform preliminary site demolition work and expect to commence full construction during the second quarter of 2009.
Business Segments
     Our reportable segments are Domestic and International, which are comprised of our domestic and international waste and energy services operations, respectively.
     Domestic
     For all energy-from-waste projects, we receive revenue from two primary sources: fees charged for operating projects or processing waste received and payments for electricity and steam sales. We also operate, and in some cases have ownership interests in, transfer stations and landfills which generate revenue from waste and ash disposal fees or operating fees. In addition, we own and in some cases operate, other renewable energy projects in the United States which generate electricity from wood waste (biomass), landfill gas, and hydroelectric resources. The electricity from these other renewable energy projects is sold to utilities. For these projects, we receive revenue from electricity sales, and in some cases cash from equity distributions.
     International
     We have ownership interests in and/or operate facilities internationally, including independent power production facilities in the Philippines, Bangladesh and India where we generate electricity by combusting coal, natural gas and heavy fuel-oil, and energy-from-waste facilities in China and Italy. We receive revenue from operating fees, electricity and steam sales, and in some cases cash from equity distributions.

Contract Structures
     Most of our energy-from-waste projects were developed and structured contractually as part of competitive procurement processes conducted by municipal entities. As a result, many of these projects have common features. However, each service agreement is different reflecting the specific needs and concerns of a client community, applicable regulatory requirements and other factors. Often, we design the facility, help to arrange for financing and then we either construct and equip the facility on a fixed price and schedule basis, or we undertake an alternative role, such as construction management, if that better meets the goals of our municipal client. Following construction and during operations, we receive revenue from two primary sources: fees we receive for operating projects or for processing waste received, and payments we receive for electricity and/or steam we sell.
     We have 22 domestic energy-from-waste projects where we charge a fixed fee (which escalates over time pursuant to contractual indices that we believe are appropriate to reflect price inflation) for operation and maintenance services. We refer to these projects as having a “Service Fee” structure. Our contracts at Service Fee projects provide revenue that does not materially vary based on the amount of waste processed or energy generated and as such is relatively stable for the contract term. In addition, at most of our Service Fee projects, the operating subsidiary retains only a fraction of the energy revenues generated, with the balance used to provide a credit to the municipal client against its disposal costs. Therefore, in these projects, the municipal client derives most of the benefit and risk of energy production and changing energy prices.
     We also have 16 energy-from-waste projects (13 domestic and 3 international) at which we receive a per-ton fee under contracts for processing waste. We refer to these projects as having a “Tip Fee” structure. At Tip Fee projects, we generally enter into long-term waste disposal contracts for a substantial portion of project disposal capacity and retain all of the energy revenue generated. These Tip Fee service agreements include stated fixed fees earned by us for processing waste up to certain base contractual amounts during specified periods. These Tip Fee service agreements also set forth the per-ton fees that are payable if we accept waste in excess of the base contractual amounts. The waste disposal and energy revenue from these projects is more dependent upon operating performance and, as such, is subject to greater revenue fluctuation to the extent performance levels fluctuate.
     Under both structures, our returns are expected to be stable if we do not incur material unexpected operation and maintenance costs or other expenses. In addition, most of our energy-from-waste project contracts are structured so that contract counterparties generally bear, or share in, the costs associated with events or circumstances not within our control, such as uninsured force majeure events and changes in legal requirements. The stability of our revenues and returns could be affected by our ability to continue to enforce these obligations. Also, at some of our energy-from-waste facilities, commodity price risk is mitigated by passing through commodity costs to contract counterparties. With respect to our other domestic renewable energy projects and international independent power projects, such structural features generally do not exist because either we operate and maintain such facilities for our own account or we do so on a cost-plus basis rather than a fixed-fee basis.
     We generally sell the energy output from our projects to local utilities pursuant to long-term contracts. Where a Service Fee structure exists, our client community usually retains most (generally 90%) of the energy revenues generated and pays the balance to us. Where Tip Fee structures exist, we generally retain 100% of the energy revenues. At several of our energy-from-waste projects, we sell energy output under short-term contracts or on a spot-basis to our customers. At our Tip Fee projects, we generally have a greater exposure to energy market price fluctuation, as well as a greater exposure to variability in project operating performance.
     We receive the majority of our revenue under short and long term contracts, with little or no exposure to price volatility, but with adjustments intended to reflect changes in our costs. Where our revenue is received under other arrangements and depending upon the revenue source, we have varying amounts of exposure to price volatility. The largest component of this revenue is comprised of waste revenue, which has generally not been subject to material price volatility. Energy and metal pricing tends to be more volatile. During the second and third quarters of 2008, pricing for energy and recycled metals reached historically high levels and has subsequently declined materially.
     At some of our domestic renewable energy and international independent power projects, our operating subsidiaries purchase fuel in the open markets which exposes us to fuel price risk. At other plants, fuel costs are contractually included in our electricity revenues, or fuel is provided by our customers. In some of our international projects, the project entity (which in some cases is not our subsidiary) has entered into long-term fuel purchase contracts that protect the project from changes in fuel prices, provided counterparties to such contracts perform their commitments.

Contract Duration
     We operate energy-from-waste projects under long-term agreements. For those projects we own, our contract to sell the project’s energy output (either electricity or steam) generally expires at or after the date when the initial term of our contract to operate or receive waste also expires. Expiration of these contracts will subject us to greater market risk in maintaining and enhancing revenues as we enter into new contracts. Following the expiration of the initial contracts, we intend to enter into replacement or additional contracts for waste supplies and will sell our energy output either into the regional electricity grid or pursuant to new contracts. Because project debt on these facilities will be paid off at such time, we believe that we will be able to offer disposal services at rates that will attract sufficient quantities of waste and provide acceptable revenues. For those projects we operate but do not own, prior to the expiration of the initial term of our operating contract, we will seek to enter into renewal or replacement contracts to continue operating such projects. We will seek to bid competitively in the market for additional contracts to operate other facilities as similar contracts of other vendors expire.
Energy-from-Waste Project Ownership
     In our domestic business, we operate many publicly-owned energy-from-waste facilities and own and operate many other energy-from-waste facilities. In addition, we operate several projects under a lease structure where a third party lessor owns the project. Regardless of ownership structure, we provide the same service to our municipal clients and customers.
     Under any of these ownership structures, the municipalities typically borrow funds to pay for the facility construction by issuing bonds. In a private ownership structure, the municipal entity loans the bond proceeds to the project subsidiary, the facility is recorded as an asset, and the project debt is recorded as a liability, on our consolidated balance sheet. In a public ownership structure, the municipality would fund the construction costs without loaning the bond proceeds to us.
     At all projects where a Service Fee structure exists (regardless of ownership structure), our municipal clients are generally responsible contractually for paying the project debt after construction is complete. At the 10 publicly-owned Service Fee projects we operate, the municipality pays periodic debt service directly to a trustee under an indenture. We own 13 projects where a Service Fee structure exists, and at the majority of these projects the municipal client pays debt service as a component of a monthly service fee payment to us.
     At projects we own where a Service Fee structure exists, a portion of the revenue we receive represents payments by the client community of debt service on project debt, which we pass along to a bond trustee for payment to bondholders of principal and interest when due. These payments will continue until cash in project debt service reserves is sufficient to pay all remaining debt service payments. Generally, this occurs in the final year of the service contracts, and during that year we will receive little or no payments representing project debt principal, and as a result we record little or no cash provided by operating activities during that period with respect to the debt for such projects.
     For all projects where a Tip Fee structure exists, neither debt service nor lease rent is expressly included in the fee paid to us. Accordingly, we do not record revenue reflecting principal on this project debt or on lease rent. In most cases, our operating subsidiaries for these projects make equal monthly deposits with their respective project trustees in amounts sufficient for the trustees to pay principal and interest, or lease rent, when due.
     The term of our operating contracts with municipal clients generally coincides with the term of the bonds issued to pay for the project construction. In many cases, the municipality has contractual rights (not obligations) to extend the contract. If a contract is not extended on a publicly-owned project, our role, and our revenue, with respect to that project would cease. If a contract is not extended on a project that we own, we would be free to enter into new revenue generating contracts for waste supply (with the municipality, other municipalities, or private waste haulers) and for electricity or steam sales. We would, in such cases, have no remaining project debt to repay from project revenue, and would be entitled to retain 100% of energy sales revenue.
Seasonal Trends
     Our quarterly operating income from domestic and international operations within the same fiscal year typically differs substantially due to seasonal factors, primarily as a result of the timing of scheduled plant maintenance. We typically conduct scheduled maintenance periodically each year, which requires that individual boiler units temporarily cease operations. During these scheduled maintenance periods, we incur material repair and maintenance expenses and receive less revenue, until the boiler units resume operations. This scheduled maintenance typically occurs during periods of off-peak electric demand in the spring and fall. The spring scheduled maintenance period is typically more extensive than scheduled maintenance conducted during the fall. As a result, we typically incur the highest maintenance expense in the first half of the year. Given these factors, we typically experience lower operating income from our projects during the first six months of each year and higher operating income during the second six months of each year.

Other Factors Affecting Performance
     We have historically performed our operating obligations without experiencing material unexpected service interruptions or incurring material increases in costs. In addition, with respect to many of our contracts, we generally have limited our exposure for risks not within our control. With respect to projects acquired in acquisitions, we have assumed contracts where there is less contractual protection against such risks and more exposure to market influences. For additional information about such risks and damages that we may owe for unexcused operating performance failures, see Item 1A. Risk Factors. In monitoring and assessing the ongoing operating and financial performance of our businesses, we focus on certain key factors: tons of waste processed, electricity and steam sold, and boiler availability.
     Our ability to meet or exceed historical levels of performance at projects, and our general financial performance, is affected by the following:
•	Seasonal or long-term changes in market prices for waste, energy, or ferrous and non-ferrous metals, for projects where we sell into those markets;

•	Seasonal geographic changes in the price and availability of wood waste as fuel for our biomass facilities;

•	Seasonal, geographic and other variations in the heat content of waste processed, and thereby the amount of waste that can be processed by an energy-from-waste facility;

•	Our ability to avoid unexpected increases in operating and maintenance costs while ensuring that adequate facility maintenance is conducted so that historic levels of operating performance can be sustained;

•	Contract counterparties’ ability to fulfill their obligations, including the ability of our various municipal customers to supply waste in contractually committed amounts, and the availability of alternate or additional sources of waste if excess processing capacity exists at our facilities; and

•	The availability and adequacy of insurance to cover losses from business interruption in the event of casualty or other insured events.
     General financial performance at our international projects is also affected by the following:
•	Changes in fuel price for projects in which such costs are not completely passed through to the electricity purchaser through revenue adjustments, or delays in the effectiveness of revenue adjustments;

•	The amounts of electricity actually requested by purchasers of electricity, and whether or when such requests are made, our facilities are then available to deliver such electricity;

•	The financial condition and creditworthiness of purchasers of power and services provided by us;

•	Fluctuations in the value of the domestic currency against the value of the U.S. dollar for projects in which we are paid in whole or in part in the domestic currency of the host country; and

•	Political risks inherent to the international business which could affect both the ability to operate the project in conformance with existing agreements and the repatriation of dividends from the host country.
RESULTS OF OPERATIONS
     The comparability of the information provided below with respect to our revenues, expenses and certain other items for periods during each of the years presented was affected by several factors. As outlined above under Acquisitions and Business Development, our acquisition and business development initiatives in 2008 and 2007 resulted in various additional projects which increased comparative revenues and expenses. The Huantai and Linan coal facilities, both of which were located in China, were sold in June 2006 and September 2007, respectively, and were not included as consolidated subsidiaries since their respective disposition dates. These factors must be taken into account in developing meaningful comparisons between the periods compared below.
     Effective January 1, 2009, we adopted the following pronouncements which required us to retrospectively restate previously disclosed audited consolidated financial statements as follows:
•	We adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin (ARB) No. 51” (“SFAS 160”). SFAS 160 amends the accounting and reporting for noncontrolling interests in a consolidated subsidiary and the deconsolidation of a subsidiary. Under SFAS 160, we now report minority interests (now called noncontrolling interest) in subsidiaries as a separate component of equity in the consolidated financial statements and show both net income attributable to the noncontrolling interest and net income attributable to the controlling interest on the face of the consolidated income statement. SFAS 160 applies prospectively, except for presentation and disclosure requirements, which are applied retrospectively.

•	We adopted Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 is effective for our 1.00% Senior Convertible Debentures (“Debentures”) and requires retrospective application for all periods presented. The FSP requires the issuer of convertible debt instruments with cash settlement features to separately account for the liability and equity components of the instrument. FSP APB 14-1 also requires an accretion of the resultant debt discount over the expected life of the Debentures, which is February 1, 2007 to February 1, 2012, the first permitted redemption date of the Debentures. The consolidated income statements were retrospectively modified compared to previously reported amounts as follows (in millions, except per share amounts):

	Twelve Months Ended
	December 31,
	2008	2007
Additional pre-tax non-cash interest expense	$(18.0)	$(15.4)
Additional deferred tax benefit	7.7	6.6

Retroactive change in net income and retained earnings	$(10.3)	$(8.8)

Change to basic earnings per share	$(0.07)	$(0.05)

Change to diluted earnings per share	$(0.07)	$(0.06)

RESULTS OF OPERATIONS — Year Ended December 31, 2008 vs. Year Ended December 31, 2007
     Our consolidated results of operations are presented in the table below (in thousands, except per share amounts):

	For the Years Ended		Increase
	December 31,		(Decrease)
	2008	2007	2008 vs 2007
CONSOLIDATED RESULTS OF OPERATIONS:
Total operating revenues	$1,664,253	$1,433,087	$231,166
Total operating expenses	1,408,288	1,196,477	211,811

Operating income	255,965	236,610	19,355

Other income (expense):
Investment income	5,717	10,578	(4,861)
Interest expense	(46,804)	(67,104)	(20,300)
Non-cash convertible debt interest expense	(17,979)	(15,377)	2,602
Loss on extinguishment of debt	—	(32,071)	(32,071)

Total other expenses	(59,066)	(103,974)	(44,908)

Income before income tax expense, equity in net income from unconsolidated investments and noncontrolling interests in subsidiaries	196,899	132,636	64,263
Income tax expense	(84,561)	(24,483)	60,078
Equity in net income from unconsolidated investments	23,583	22,196	1,387

NET INCOME	135,921	130,349	5,572

Less: Net income attributable to noncontrolling interests in subsidiaries	(6,961)	(8,656)	(1,695)

NET INCOME ATTRIBUTABLE TO COVANTA HOLDING CORPORATION	$128,960	$121,693	7,267

Weighted Average Common Shares Outstanding:
Basic	153,345	152,653	692

Diluted	154,732	153,997	735

Earnings Per Share:
Basic	$0.84	$0.80	$0.04

Diluted	$0.83	$0.79	$0.04

     The following general discussions should be read in conjunction with the above table, the consolidated financial statements and the Notes thereto and other financial information appearing and referred to elsewhere in this report. Additional detail relating to changes in operating revenues and operating expenses, and the quantification of specific factors affecting or causing such changes, is provided in the Domestic and International segment discussions below.

Consolidated Results of Operations — Comparison of Results for the Year Ended December 31, 2008 vs. Results for the Year Ended December 31, 2007
     Operating revenues increased by $231.2 million primarily due to the following:
•	increased waste and energy revenues at our existing energy-from-waste facilities,

•	additional revenues from new businesses acquired in the Domestic segment, and

•	increased demand from the electricity offtaker and resulting higher electricity generation at our Indian facilities in the International segment.
     Operating expenses increased by $211.8 million primarily due to the following:
•	increased plant operating expenses at our existing energy-from-waste facilities resulting from increased plant maintenance and cost escalations in the Domestic segment, and

•	increased plant operating expenses resulting from additional operating and maintenance costs from new businesses acquired in the Domestic segment, and

•	higher fuel costs, resulting from increased demand from the electricity offtaker and resulting higher electricity generation, at our Indian facilities in the International segment, and

•	higher general and administrative expenses primarily due to increased efforts to grow the business and normal wage and benefit escalations.
     Investment income decreased by $4.9 million primarily due to lower interest rates on invested funds. Interest expense decreased by $20.3 million primarily due to lower floating interest rates on the Term Loan Facility (as defined in the Liquidity section below) and lower debt balances and interest rates resulting from the 2007 recapitalization. As a result of the recapitalization in the first quarter of 2007, we recognized a loss on extinguishment of debt charge of approximately $32.1 million, pre-tax. See Note 6. Long-Term Debt of the Notes to the Consolidated Financial Statements (“Notes”) for additional information.
     Income tax expense increased by $60.1 million primarily due to increased pre-tax income resulting from increased waste and service revenues at our energy-from-waste facilities and additional revenues from new businesses acquired, taxes associated with the wind down of the grantor trusts and additional reserves for uncertain tax positions. See Note 9. Income Taxes of the Notes for additional information.
     Equity in net income from unconsolidated investments increased by $1.4 million primarily due to increased earnings from Quezon Power, Inc. (“Quezon”), our 26% investment in the Philippines, comprised primarily of $4.3 million resulting from the strengthening of the U.S. Dollar against the Philippine Peso, partially offset by lower dividend income from the Trezzo facility and foreign exchange losses at our China facilities. See Note 8. Equity Method Investments of the Notes for additional information.
Domestic Business Results of Operations — Comparison of Results for the Year Ended December 31, 2008 vs. Results for the Year Ended December 31, 2007
     The domestic business results of operations are presented in the table below (in thousands):

	For the Years Ended December 31,		Increase (Decrease)
	2008	2007	2008 vs 2007
Waste and service revenues	$930,537	$860,252	$70,285
Electricity and steam sales	384,640	325,804	58,836
Other operating revenues	56,254	59,561	(3,307)

Total operating revenues	1,371,431	1,245,617	125,814

Plant operating expenses	753,848	664,641	89,207
Depreciation and amortization expense	190,659	187,875	2,784
Net interest expense on project debt	47,816	48,198	(382)
General and administrative expenses	76,090	71,022	5,068
Insurance recoveries, net of write-down of assets	(8,325)	—	(8,325)
Other operating expense	56,336	53,789	2,547

Total operating expenses	1,116,424	1,025,525	90,899

Operating income	$255,007	$220,092	34,915

     Operating Revenues
     Variances in revenues for the domestic segment are as follows (in millions):

	Domestic Segment
	Operating Revenue Variances
	Existing	New
	Business	Business (A)	Total
Waste and service revenues
Service fee	$13.3	$0.6	$13.9
Tip fee	3.9	30.4	34.3
Recycled metal	21.1	1.0	22.1

Total waste and service revenues	38.3	32.0	70.3
Electricity and steam sales	36.7	22.1	58.8
Other operating revenues	(3.3)	—	(3.3)

Total operating revenues	$71.7	$54.1	$125.8

(A)	This column represents the results of operations for the year ended December 31, 2008 for businesses acquired after December 31, 2007, plus the results of operations for the nine months ended September 30, 2008 for businesses acquired during the quarter ended September 30, 2007, plus results of operations for the six months ended June 30, 2008 for businesses acquired during the quarter ended June 30, 2007, plus results of operations for the three months ended March 31, 2008 for businesses acquired during the quarter ended March 31, 2007.
•	Revenues from Service Fee arrangements for existing business increased primarily due to contractual escalations, partially offset by lower revenues earned explicitly to service project debt of $1.4 million.

•	Revenues from Tip Fee arrangements for existing business increased due to increased waste volume handled in part due to the impact of a fire in 2007 at our SEMASS energy-from-waste facility, partially offset by slightly lower pricing.

•	Recycled metal revenues for existing business increased primarily due to higher pricing on average for the year. In addition, recovered metal volume increased due to the installation of new metal recovery systems, as well as due to enhancements made to existing systems.

•	Electricity and steam sales for existing business increased primarily due to higher energy rates, and increased production primarily resulting from capital improvements to increase productivity and improve environmental performance at the biomass facilities.
     During the second and third quarters of 2008, we experienced historically high prices for recycled metal which has declined significantly during the fourth quarter of 2008 as reflected in the table below (in millions):

	For the
	Quarters Ended
Total Recycled Metal Revenues	2008	2007
March 31,	$11.4	$7.0
June 30,	19.0	7.5
September 30,	17.3	7.9
December 31,	5.9	9.1

Total for the Year Ended December 31,	$53.6	$31.5

•	Other operating revenues for existing business decreased primarily due to the timing of construction activity.
     Operating Expenses
     Variances in plant operating expenses for the domestic segment are as follows (in millions):

	Domestic Segment
	Operating Expense Variances
	Existing	New
	Business	Business (A)	Total
Total plant operating expenses	$36.8	$52.4	$89.2

(A)	This column represents the results of operations for the year ended December 31, 2008 for businesses acquired after December 31, 2007, plus the results of operations for the nine months ended September 30, 2008 for businesses acquired during the quarter ended September 30, 2007, plus results of operations for the six months ended June 30, 2008 for businesses acquired during the quarter ended June 30, 2007, plus results of operations for the three months ended March 31, 2008 for businesses acquired during the quarter ended March 31, 2007.
     Existing business plant operating expenses increased by $36.8 million primarily due to cost escalations, including the impact of higher energy related costs. In addition, the cost for fuel at our biomass facilities increased due to higher production. Cost increases were partially offset by $5.2 million of business interruption insurance recoveries at our SEMASS facility as discussed below.
     Depreciation and amortization expense increased by $2.8 million primarily due to capital expenditures and new business.
     General and administrative expenses increased by $5.1 million primarily due to increased efforts to grow the business and normal wage and benefit escalations.
     On March 31, 2007, our SEMASS energy-from-waste facility located in Rochester, Massachusetts experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, we recorded an asset impairment of $17.3 million, pre-tax, which represented the net book value of the assets destroyed.
     The cost of repair or replacement, and business interruption losses, are insured under the terms of applicable insurance policies, subject to deductibles. Insurance recoveries were recorded as insurance recoveries, net of write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to plant operating expenses where such recoveries relate to other costs or business interruption losses. We recorded insurance recoveries in our consolidated statements of income and received cash proceeds in settlement of these claims as follows (in millions):

	Insurance Recoveries Recorded		Cash Proceeds Received
	For the Years Ended December 31,
	2008	2007	2008	2007
Repair and reconstruction costs (Insurance recoveries, net of write-down of assets)	$8.3	$17.3	$16.2	$9.4
Clean-up costs (reduction to Plant operating expenses)	$—	$2.7	$—	$2.7
Business interruption losses (reduction to Plant operating expenses)	$5.2	$2.0	$7.2	$—
     Other operating expense increased by $2.5 million primarily due to losses on the retirement of fixed assets offset by reduced construction activity. See Note 12. Supplementary Financial Information of the Notes for additional information.
International Business Results of Operations — Comparison of Results for the Year Ended December 31, 2008 vs. Results for the Year Ended December 31, 2007
     The international business results of operations are presented in the table below (in thousands):

	For the Years Ended		Increase
	December 31,		(Decrease)
	2008	2007	2008 vs 2007
Waste and service revenues	$3,990	$4,144	$(154)
Electricity and steam sales	275,976	173,073	102,903

Total operating revenues	279,966	177,217	102,749

Plant operating expenses	245,826	136,919	108,907
Depreciation and amortization expense	8,751	8,998	(247)
Net interest expense on project debt	5,918	6,381	(463)
General and administrative expenses	18,684	8,584	10,100
Other operating income	(2,274)	(3,848)	(1,574)

Total operating expenses	276,905	157,034	119,871

Operating income	$3,061	$20,183	(17,122)

     The increases in revenues and plant operating expenses under energy contracts at both Indian facilities resulted primarily from increased demand from the electricity offtaker and resulting higher electricity generation. Higher fuel costs under these energy contracts are typically passed through to the electricity offtaker in the electricity tariff.

     General and administrative expenses increased by $10.1 million primarily due to additional business development spending, increased litigation expense associated with an insurance claim associated with a coal facility in China which was sold in 2006, and normal wage and benefit escalations.
     Other operating income decreased by $1.6 million primarily due the absence of the gain on sale of the Linan coal facility in 2007 and increased foreign currency exchange losses, partially offset by insurance recoveries associated with a coal facility in China which was sold in 2006.
RESULTS OF OPERATIONS — Year Ended December 31, 2007 vs. Year Ended December 31, 2006
     Our consolidated results of operations are presented in the table below (in thousands, except per share amounts):

	For the Years Ended		Increase
	December 31,		(Decrease)
	2007	2006	2007 vs 2006
CONSOLIDATED RESULTS OF OPERATIONS:
Total operating revenues	$1,433,087	$1,268,536	$164,551
Total operating expenses	1,196,477	1,041,776	154,701

Operating income	236,610	226,760	9,850

OTHER INCOME (EXPENSE):
Investment income	10,578	11,770	(1,192)
Interest expense	(67,104)	(109,507)	(42,403)
Non-cash convertible debt interest expense	(15,377)	—	15,377
Loss on extinguishment of debt	(32,071)	(6,795)	25,276

Total other expenses	(103,974)	(104,532)	(558)

Income before income tax expense, equity in net income from unconsolidated investments and noncontrolling interests in subsidiaries	132,636	122,228	10,408
Income tax expense	(24,483)	(38,465)	(13,982)
Equity in net income from unconsolidated investments	22,196	28,636	(6,440)

NET INCOME	130,349	112,399	17,950

Less: Net income attributable to noncontrolling interests in subsidiaries	(8,656)	(6,610)	2,046

NET INCOME ATTRIBUTABLE TO COVANTA HOLDING CORPORATION	$121,693	$105,789	15,904

Weighted Average Common Shares Outstanding:
Basic	152,653	145,663	6,990

Diluted	153,997	147,030	6,967

EARNINGS PER SHARE:
Basic	$0.80	$0.73	$0.07

Diluted	$0.79	$0.72	$0.07

     The following general discussions should be read in conjunction with the above table, the consolidated financial statements and the Notes thereto and other financial information appearing and referred to elsewhere in this report. Additional detail relating to changes in operating revenues and operating expenses, and the quantification of specific factors affecting or causing such changes, is provided in the Domestic and International segment discussions below.
Consolidated Results of Operations — Comparison of Results for the Year Ended December 31, 2007 vs. Results for the Year Ended December 31, 2006
     Operating revenues increased by $164.6 million primarily due to the following:
•	contribution from new businesses acquired,

•	increased construction revenues relating to expansion of our Hillsborough County facility,

•	higher waste and service revenues at our existing energy-from-waste facilities, and

•	increased demand from the electricity offtaker at our Indian facilities and resulting higher electricity generation.

     Operating expenses increased by $154.7 million primarily due to the following:
•	operating costs of new businesses acquired,

•	increased construction expenses relating to the expansion of our Hillsborough County facility,

•	increased plant operating expenses due to normal escalations in costs, such as wages, materials, and plant maintenance,

•	expenses incurred as a result of a fire at our SEMASS energy-from-waste facility on March 31, 2007, and

•	increased plant operating expenses at our Indian facilities primarily due to increased demand from the electricity offtaker and resulting higher generation.
     Investment income decreased by $1.2 million primarily due to lower invested cash balances and lower interest rates on invested funds. Interest expense decreased by $42.4 million primarily due to lower loan balances and lower interest rates resulting from the 2007 recapitalization. As a result of the recapitalization in the first quarter of 2007, we recognized a loss on extinguishment of debt charge of approximately $32.1 million, pre-tax, which is comprised of the write-down of deferred financing costs, tender premiums paid for the intermediate subsidiary debt, and a call premium paid in connection with previously existing financing arrangements. These amounts were partially offset by the write-down of unamortized premiums relating to the intermediate subsidiary debt and a gain associated with the settlement of our interest rate swap agreements in February 2007. In May 2006, as a result of amendments to our financing arrangements that existed at that time, we recognized a loss on extinguishment of debt of $6.8 million for the year ended December 31, 2006. See Note 6. Long-Term Debt of the Notes for additional information.
     Equity in net income from unconsolidated investments decreased by $6.4 million primarily due to the effects of the following factors relating to Quezon in the Philippines:
•	Quezon recorded a cumulative deferred income tax benefit in 2006 of $31.7 million, of which $7.0 million relates to our equity share in Quezon. The realization of this deferred tax benefit is subject to fluctuations in the value of the Philippine peso versus the U.S. dollar. During the year ended December 31, 2007, we reduced the cumulative deferred income tax benefit by approximately $4.3 million, as a result of the strengthening of the Philippine peso versus the U.S. dollar;

•	A decrease in equity in net income from unconsolidated investments for the year ended December 31, 2007 of approximately $4.1 million due to increased tax expense for Quezon related to the conclusion of a six-year income tax holiday in May 2006;

•	Quezon recorded a gain in 2007 resulting from a settlement with Manila Electric Company (“Meralco”), the largest electric distribution company in the Philippines, related to various issues which had been pending for several years, including certain amendments to the contract to modify certain commercial terms and to resolve issues relating to the project’s performance during its first year of operation. The settlement primarily includes payment by Meralco to Quezon of approximately $8.5 million of prior uncollected receivables, of which $1.9 million relates to our equity share in Quezon.
     See Note 8. Equity Method Investments of the Notes for additional information.
     Income tax expense decreased by $14.0 million primarily due to a reduction of the valuation allowance by $35.0 million, as discussed in Note 9. Income Taxes of the Notes. This was partially offset by expiring NOL tax benefits of $6.0 million and taxes at the statutory rate on increased pre-tax income resulting primarily from lower interest expense. During 2006, we recorded a one-time tax benefit of $10 million associated with the adoption of the permanent reinvestment exception under Accounting Principles Board (“APB”) Opinion No. 23, “Accounting for Income Taxes — Special Areas” (“APB 23”) as discussed in Note 9. Income Taxes of the Notes.

Domestic Business Results of Operations — Comparison of Results for the Year Ended December 31, 2007 vs. Results for the Year Ended December 31, 2006
     The domestic business results of operations are presented in the table below (in thousands):

	For the Years Ended December 31,		Increase (Decrease)
	2007	2006	2007 vs 2006
Waste and service revenues	$860,252	$813,260	$46,992
Electricity and steam sales	325,804	301,339	24,465
Other operating revenues	59,561	3,328	56,233

Total operating revenues	1,245,617	1,117,927	127,690

Plant operating expenses	664,641	612,202	52,439
Depreciation and amortization expense	187,875	184,921	2,954
Net interest expense on project debt	48,198	53,270	(5,072)
General and administrative expenses	71,022	66,439	4,583
Other operating expense (income)	53,789	(5,388)	59,177

Total operating expenses	1,025,525	911,444	114,081

Operating income	$220,092	$206,483	13,609

Operating Revenues
     Variances in revenues for the domestic segment are as follows (in millions):

	Domestic Segment
	Operating Revenue Variances
	Existing	New
	Business	Business (A)	Total
Waste and service revenues
Service fee	$5.2	$14.9	$20.1
Tip fee	4.7	13.9	18.6
Recycled metal	8.2	0.1	8.3

Total waste and service revenues	18.1	28.9	47.0
Electricity and steam sales	9.7	14.8	24.5
Other operating revenues	56.2	—	56.2

Total operating revenues	$84.0	$43.7	$127.7

(A)	This column represents the results of operations for the year ended December 31, 2007 for businesses acquired after December 31, 2006.
•	Revenues from Service Fee arrangements for existing business increased primarily due to contractual escalations, partially offset by lower revenues earned explicitly to service debt of $4.8 million.

•	Revenues from Tip Fee arrangements for existing business increased primarily due to pricing escalations, partially offset by a decrease in waste volume and reduced revenues of $4.1 million at our SEMASS facility following its fire on March 31, 2007.

•	Recycled metal revenues for existing business increased primarily due to higher pricing for ferrous and non-ferrous metal.

•	Electricity and steam sales for existing business increased primarily due to higher energy rates. This increase was partially offset by energy rate settlements of $3.7 million related to prior years, and a decrease in revenues of $1.9 million due to lower waste volume resulting from the temporary suspension of operations at our SEMASS facility following its fire on March 31, 2007.

•	Other operating revenues for existing business increased primarily due to construction revenues related to the expansion for the Hillsborough County facility.
     Operating Expenses
     Variances in plant operating expenses for the domestic segment are as follows (in millions):

	Domestic Segment
	Operating Expense Variances
	Existing	New
	Business	Business (A)	Total
Total plant operating expenses	$10.7	$41.7	$52.4

(A)	This column represents the results of operations for the year ended December 31, 2007 for businesses acquired after December 31, 2006.
     Existing business plant operating expenses increased by $10.7 million primarily due to normal escalations in costs such as wages, materials and plant maintenance, and higher stock-based compensation expense of $2.0 million. In addition, costs related to the fire at the SEMASS energy-from-waste facility were $3.3 million, which was net of $2.7 million and $2.0 million of insurance recoveries for clean-up costs and business interruption, respectively.
     Depreciation and amortization expense increased by $3.0 million primarily due to additions of property, plant and equipment.
     Net interest expense on project debt decreased by $5.1 million primarily due to lower project debt balances.
     General and administrative expenses increased by $4.6 million primarily due to increased stock-based compensation expense and increased business development spending.
     On March 31, 2007, our SEMASS energy-from-waste facility located in Rochester, Massachusetts experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, we recorded an asset impairment of $17.3 million, pre-tax, which represented the net book value of the assets destroyed. The cost of repair or replacement, and business interruption losses, were insured under the terms of applicable insurance policies, subject to deductibles. During the year ended December 31, 2007, we recorded insurance recoveries of $17.3 million related to repair and reconstruction, $2.7 million related to clean-up costs and $2.0 million related to business interruption losses. Insurance recoveries were recorded as a reduction to the loss related to the write-down of assets where such recoveries related to repair and reconstruction costs, or as a reduction to operating expenses where such recoveries related to other costs or business interruption losses. See Note 12. Supplementary Financial Information of the Notes for additional information.
     Other operating expense increased by $59.2 million primarily due to costs related to expansion construction at the Hillsborough County facility. See Note 12. Supplementary Financial Information of the Notes for additional information.
International Business Results of Operations — Comparison of Results for the Year Ended December 31, 2007 vs. Results for the Year Ended December 31, 2006
     The international business results of operations are presented in the table below (in thousands):

	For the Years Ended		Increase
	December 31,		(Decrease)
	2007	2006	2007 vs 2006
Waste and service revenues	$4,144	$4,373	$(229)
Electricity and steam sales	173,073	132,495	40,578

Total operating revenues	177,217	136,868	40,349

Plant operating expenses	136,919	99,954	36,965
Depreciation and amortization expense	8,998	8,193	805
Net interest expense on project debt	6,381	6,940	(559)
General and administrative expenses	8,584	4,394	4,190
Other operating income	(3,848)	(2,452)	1,396

Total operating expenses	157,034	117,029	40,005

Operating income	$20,183	$19,839	344

     The increases in revenues and plant operating expenses under energy contracts at both Indian facilities resulted primarily from increased demand from the electricity offtaker and resulting higher electricity generation. The decreases in revenues and plant operating expenses from the Yanjiang facility in China resulted from lower steam sales. Additional decreases in revenues and plant operating expenses resulted from the sale of the Huantai coal facility in China during the second quarter of 2006 and the sale of the Linan coal facility in China during the third quarter of 2007.
     Depreciation and amortization expense increased by $0.8 million primarily due to the foreign currency translation effects at our facilities in India.

     Net interest expense on project debt decreased by $0.6 million primarily due to the scheduled quarterly pay down of project debt at both Indian facilities.
     General and administrative expenses increased by $4.2 million primarily due to normal wage and benefit escalations and additional business development spending.
     Other operating income increased by $1.4 million primarily due to the $1.7 million gain related to the sale of the Linan coal facility in China during the third quarter of 2007 combined with a $1.0 million re-measurement gain on the foreign currency denominated debt at one of the Indian facilities, compared to a $1.2 million gain related to the sale of the Huantai coal facility in China during the second quarter of 2006.
LIQUIDITY AND CAPITAL RESOURCES
     Generating sufficient cash to invest in our business, meet our liquidity needs, pay down project debt, and pursue strategic opportunities remain important objectives of management. We derive our cash flows principally from our operations at our domestic and international projects, where our historical levels of production allow us to satisfy project debt covenants and payments, and distribute cash. We typically receive cash distributions from our domestic projects on either a monthly or quarterly basis, whereas a material portion of cash from our international projects is received semi-annually, during the second and fourth quarters.
     During the first quarter of 2007, we completed a comprehensive recapitalization utilizing a series of equity and debt financings. Under these existing credit facilities, we have substantially greater, but not unrestricted, ability to make investments in our business and to take advantage of opportunities to grow our business through investments and acquisitions, both domestically and internationally.
     Our primary future cash requirements will be to fund capital expenditures to maintain our existing businesses, make debt service payments and grow our business through acquisitions and business development. We will also seek to enhance our cash flow from renewals or replacement of existing contracts, from new contracts to expand existing facilities or operate additional facilities and by investing in new projects. See Management’s Discussion and Analysis of Financial Condition — Overview — Acquisitions and Business Development above.
     The frequency and predictability of our receipt of cash from projects differs, depending upon various factors, including whether restrictions on distributions exist in applicable project debt arrangements, whether a project is domestic or international, and whether a project has been able to operate at historical levels of production.
     Additionally, as of December 31, 2008, we had available credit for liquidity of $300 million under the Revolving Loan Facility (as defined below) and unrestricted cash of $192.4 million.
     Under our Revolving Loan Facility, we have pro rata funding commitments from a large consortium of banks, including a 6.8% pro rata commitment from Lehman Brothers Commercial Bank. Lehman Brothers Commercial Bank is a subsidiary of Lehman Brothers Holdings, Inc., which filed for bankruptcy protection in September 2008. We believe that neither the Lehman Brothers Holdings, Inc. bankruptcy, nor the ability of Lehman Brothers Commercial Bank (which is not currently part of such bankruptcy proceeding) to fund its pro rata share of any draw request we may make, will have a material effect on our liquidity or capital resources.
     As of December 31, 2008, we were in compliance with the covenants under the Credit Facilities (as defined below). We believe that when combined with our other sources of liquidity, including our existing cash on hand and the Revolving Loan Facility, we will generate sufficient cash over at least the next twelve months to meet operational needs, make capital expenditures, invest in the business and service debt due.
     On September 22, 2008, we announced that our Board of Directors authorized the purchase of up to $30 million of our common stock in order to respond opportunistically to volatile market conditions. The share repurchases, if any, may take place from time to time based on market conditions and other factors. The authorization is expected to continue only for so long as recent volatile market conditions persist. As of December 31, 2008, we have not repurchased shares of our common stock under this program.

2007 Recapitalization
     During the first quarter of 2007, we completed a comprehensive recapitalization utilizing a series of equity and debt financings including the following transactions:
•	the refinancing of our previously existing credit facilities with the new credit facilities, comprised of a $300 million revolving credit facility (the “Revolving Loan Facility”), a $320 million funded letter of credit facility (the “Funded L/C Facility”) and a $650 million term loan (collectively referred to as the “Credit Facilities”);

•	an underwritten public offering of 6.118 million shares of our common stock, from which we received proceeds of approximately $136.6 million, net of underwriting discounts and commissions;

•	an underwritten public offering of approximately $373.8 million aggregate principal amount of 1.00% Senior Convertible Debentures due 2027 (the “Debentures”), from which we received proceeds of approximately $364.4 million, net of underwriting discounts and commissions; and

•	the repayment, by means of a tender offer and redemptions, of approximately $611.9 million in aggregate principal amount of outstanding notes previously issued by our intermediate subsidiaries.
     We completed our public offerings of common stock and Debentures, including over-allotment options exercised by underwriters, on January 31, 2007 and February 6, 2007, respectively, and we closed on the Credit Facilities on February 9, 2007. We completed our tender offer for approximately $604.4 million in aggregate principal amount of outstanding notes on February 22, 2007. On April 16, 2007 and September 6, 2007, all remaining outstanding ARC Notes and the remaining outstanding MSW I Notes and MSW II Notes were redeemed, respectively. Additional information, including material terms related to our recapitalization, are described in Note 6. Long-Term Debt of the Notes.
     As a result of the recapitalization, we recognized a loss on extinguishment of debt of approximately $32.1 million, pre-tax, which was comprised of the write-down of deferred financing costs, tender premiums paid for the intermediate subsidiary debt, and a call premium paid in connection with previously existing financing arrangements. These amounts were partially offset by the write-down of unamortized premiums relating to the intermediate subsidiary debt and a gain associated with the settlement of our interest rate swap agreements.
Credit Agreement Financial Covenants
     The loan documentation under the Credit Facilities contains customary affirmative and negative covenants and financial covenants as discussed in Note 6. Long-Term Debt of the Notes. We were in compliance with all required covenants as of December 31, 2008.
     The financial covenants of the Credit Facilities, which are measured on a trailing four quarter period basis, include the following:
•	maximum Covanta Energy leverage ratio of 4.00 to 1.00 for the four quarter period ended December 31, 2008, which measures Covanta Energy’s principal amount of consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs (“Consolidated Adjusted Debt”) to its adjusted earnings before interest, taxes, depreciation and amortization, as calculated under the Credit Facilities (“Adjusted EBITDA”). The definition of Adjusted EBITDA in the Credit Facilities excludes certain non-cash charges. The maximum Covanta Energy leverage ratio allowed under the Credit Facilities adjusts in future periods as follows:

•	4.00 to 1.00 for each of the four quarter periods ended March 31, June 30 and September 30, 2009;

•	3.75 to 1.00 for each of the four quarter periods ended December 31, 2009, March 31, June 30 and September 30, 2010;

•	3.50 to 1.00 for each four quarter period thereafter;

•	maximum Covanta Energy capital expenditures incurred to maintain existing operating businesses of $100 million per fiscal year, subject to adjustment due to an acquisition by Covanta Energy; and

•	minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.

Long-Term Debt
     Effective January 1, 2009, we adopted FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 is effective for our $373.8 million aggregate principal amount of 1.00% Senior Convertible Debentures (“Debentures”) and requires retrospective application for all periods presented. The FSP requires the issuer of convertible debt instruments with cash settlement features to separately account for the liability ($276.0 million) and equity components ($97.8 million) of the instrument. FSP APB 14-1 also requires an accretion of the resultant debt discount over the expected life of the Debentures. For additional information, see Note 2. Recent Accounting Pronouncements and Summary of Significant Accounting Policies of the Notes. Long-term debt is as follows (in thousands):

	As of
	December 31,	December 31,
	2008	2007
1.00% Senior Convertible Debentures due 2027	$373,750	$373,750
Debt discount related to Convertible Debentures	(64,369)	(82,348)

Senior Convertible Debentures, net	309,381	291,402
Term loan due 2014	638,625	645,125
Other long-term debt	512	557

Total	948,518	937,084
Less: current portion	(6,922)	(6,898)

Total long-term debt	$941,596	$930,186

Sources and Uses of Cash Flow

	For the Years Ended December 31,			Increase (Decrease)
	2008	2007	2006	2008 vs 2007	2007 vs 2006
	(In thousands)
Net cash provided by operating activities	$402,607	$363,591	$318,989	$39,016	$44,602
Net cash used in investing activities	(189,308)	(179,910)	(66,904)	9,398	113,006
Net cash used in financing activities	(170,242)	(268,335)	(147,420)	(98,093)	120,915
Effect of exchange rate changes on cash and cash equivalents	(70)	618	221	(688)	397

Net increase (decrease) in cash and cash equivalents	$42,987	$(84,036)	$104,886	127,023	(188,922)

     During the first quarter of 2008, we revised our presentation of the condensed consolidated statements of cash flows to present changes in restricted funds held in trust relating to operating activities as a component of cash flow from operating activities and changes in restricted funds held in trust relating to financing activities (debt principal related) as a component of cash flow from financing activities; previously we included all changes in restricted funds held in trust as a component of cash flow from financing activities. For the years ended December 31, 2007 and 2006, we have reclassified approximately $5.5 million and $7.8 million, respectively, as a component of cash flow from operating activities in order to conform to the current period presentation on the consolidated statements of cash flows.
     Year Ended December 31, 2008 vs. Year Ended December 31, 2007
     Net cash provided by operating activities for the year ended December 31, 2008 was $402.6 million, an increase of $39.0 million from the prior year period. The increase was primarily comprised of:
•	$29.8 million from a combination of improved operating performance and lower net interest expense; and

•	an increase in non-property insurance proceeds of $9.2 million (including $7.2 million of business interruption recoveries related to the SEMASS energy-from-waste facility).
     Net cash used in investing activities for the year ended December 31, 2008 was $189.3 million, an increase of $9.4 million from the prior year period. The increase was primarily related to lower cash outflows for acquisitions of businesses of approximately $37.1 million, and increased property insurance proceeds of $6.8 million, offset by higher cash outflows principally comprised of:
•	$16.7 million to acquire land use rights in the United Kingdom and United States in connection with development activities;

•	an increase of $18.0 million related to investments in fixed maturities at our insurance subsidiary, partially offset by an increase of $5.2 million in proceeds from the sale of investments in fixed maturities at our insurance subsidiary;

•	$7.3 million of equity investments, of which $17.1 million related to the Chengdu project, offset by the $10.3 million equity investment in Sanfeng during the comparative period;

•	an increase in capital expenditures of $2.2 million;

•	$8.2 million related to a loan issued for the Harrisburg energy-from-waste facility;

•	$6.1 million of cash outflows comprised primarily of business development activities.
     Net cash used in financing activities for the year ended December 31, 2008 was $170.2 million, a decrease of $98.1 million from the prior year period due primarily to the 2007 recapitalization. The net proceeds from refinancing the previously existing credit facilities with the New Credit Facilities was $5.6 million, net of transaction fees. Proceeds of approximately $364.4 million and $136.6 million, each net of underwriting discounts and commissions, were received during the three months ended March 31, 2007 related to underwritten public offerings of Debentures and common stock, respectively. The combination of the proceeds from the public offerings of Debentures and common stock and approximately $130.0 million in cash and restricted cash (available for use as a result of the recapitalization) were utilized for the repayment, by means of a tender offer, of approximately $611.9 million in principal amount of outstanding notes previously issued by certain intermediate subsidiaries.
     Year Ended December 31, 2007 vs. Year Ended December 31, 2006
     Net cash provided by operating activities for the year ended December 31, 2007 was $363.6 million, an increase of $44.6 million from the prior year. The increase was primarily due to lower interest paid of $59.1 million resulting from the 2007 recapitalization and from lower project debt balances.
     Net cash used in investing activities for the year ended December 31, 2007 was $179.9 million, an increase of $113.0 million from the prior year. The increase was primarily due to the following:
•	higher purchases of property, plant and equipment of $31.4 million, principally comprised of:

•	$18.1 million relating to rebuilding at the SEMASS facility following the fire; and

•	$12.1 million relating to our Central Valley biomass facilities and our Holliston transfer station businesses acquired during 2007;

•	the acquisition of businesses, net of cash acquired, of $110.5 million;

•	an equity investment in Sanfeng for $10.3 million;

•	partially offset by property insurance proceeds of $9.4 million related to the fire at our SEMASS energy-from-waste facility and the acquisition of a non-controlling interest in a subsidiary during 2006 of $27.5 million.
     Net cash used in financing activities for the year ended December 31, 2007 was $268.3 million, an increase of $120.9 million from the prior year. This increase was primarily due to the 2007 recapitalization. The net proceeds from refinancing the previously existing credit facilities with the Credit Facilities was $5.6 million, net of transaction fees. Proceeds of approximately $364.4 million and $136.6 million, each net of underwriting discounts and commissions, were received during the year ended December 31, 2007 related to underwritten public offerings of Debentures and common stock, respectively. The combination of the proceeds from the public offerings of Debentures and common stock and approximately $130.0 million in cash and restricted cash (available for use as a result of the recapitalization) were utilized for the repayment, by means of a tender offer, of approximately $611.9 million in principal amount of outstanding notes previously issued by certain intermediate subsidiaries.
Project Debt
     Domestic Project Debt
     Financing for the energy-from-waste projects is generally accomplished through tax-exempt and taxable municipal revenue bonds issued by or on behalf of the municipal client. For such facilities that are owned by a subsidiary of ours, the municipal issuers of the bond loans the bond proceeds to our subsidiary to pay for facility construction. For such facilities, project-related debt is included as “Project debt” (short- and long-term) in our consolidated financial statements. Generally, such project debt is secured by the revenues generated by the project and other project assets including the related facility. The only potential recourse to us with respect to project debt arises under the operating performance guarantees described below under Other Commitments.

     Certain subsidiaries had recourse liability for project debt which is recourse to a certain Covanta ARC Holdings, Inc. subsidiary, but is non-recourse to us and as of December 31, 2008 was as follows (in thousands):

Covanta Niagara, L.P. Series 2001 Bonds	$165,010
Covanta Southeastern Connecticut Company Corporate Credit Bonds	43,500
Covanta Hempstead Company Corporate Credit Bonds	42,670

Total	$251,180

     International Project Debt
     Financing for projects in which we have an ownership or operating interest is generally accomplished through commercial loans from local lenders or financing arranged through international banks, bonds issued to institutional investors and from multilateral lending institutions based in the United States. Such debt is generally secured by the revenues generated by the project and other project assets and is without recourse to us. Project debt relating to two international projects in India is included as “Project debt (short- and long-term)” in our consolidated financial statements. In most projects, the instruments defining the rights of debt holders generally provide that the project subsidiary may not make distributions to its parent until periodic debt service obligations are satisfied and other financial covenants are complied with.
Investments
     Our insurance business requires both readily liquid assets and adequate capital to meet ongoing obligations to policyholders and claimants, as well as to pay ordinary operating expenses. Our insurance business meets both its short-term and long-term liquidity requirements through operating cash flows that include premium receipts, investment income and reinsurance recoveries. To the extent operating cash flows do not provide sufficient cash flow, the insurance business relies on the sale of invested assets and/or contributions from us, as required. The investment policy guidelines for the insurance business require that all loss and loss adjustment expense (“LAE”) liabilities be matched by a comparable amount of investment grade assets. During the year ended December 31, 2008, we made a cash contribution of approximately $3 million to our insurance subsidiary to support their operating requirements. We believe that the insurance business has both adequate capital resources and sufficient reinsurance to meet its current operating requirements.
     The insurance subsidiaries’ fixed maturity debt and equity securities portfolio are classified as “available-for-sale” and are carried at fair value. Investment securities that are traded on a national securities exchange are stated at the last reported sales price on the day of valuation. The investment portfolio for our insurance business was as follows as of December 31, 2008 (in thousands):

	Amortized Cost	Fair Value
Investments by grade:
Fixed maturities:
U.S. Government/Agency	$17,897	$18,207
Mortgage-backed	4,183	4,184
Corporate (AAA to A)	4,540	4,346

Total fixed maturities	26,620	26,737
Equity securities	760	792

Total	$27,380	$27,529

     Capital Requirements
     The following table summarizes our gross contractual obligations including project debt, leases and other obligations as of December 31, 2008 (in thousands, Note references are to the Notes):

		Payments Due by Period
			2010 and	2012 and	2014 and
	Total	2009	2011	2013	Beyond
Domestic project debt (Note 7)	$1,006,087	$155,597	$265,324	$228,972	$356,194
International project debt (Note 7)	52,036	34,550	17,486	—	—

Total project debt (Note 7)	1,058,123	190,147	282,810	228,972	356,194
Term Loan Facility (Note 6)	638,625	6,500	13,000	13,000	606,125
Debentures(1)	373,750	—	—	—	373,750
Other long-term debt	512	422	90	—	—

Total debt obligations(2)	2,071,010	197,069	295,900	241,972	1,336,069
Less: Non-recourse debt(3)	(1,058,635)	(190,569)	(282,900)	(228,972)	(356,194)

Total recourse debt	$1,012,375	$6,500	$13,000	$13,000	$979,875
Operating leases	366,032	57,580	89,950	60,541	157,961
Less: Non-recourse rental payments	(213,722)	(23,065)	(46,933)	(41,616)	(102,108)

Total recourse rental payments	$152,310	$34,515	$43,017	$18,925	$55,853
Interest payments(4)	458,686	82,002	128,632	101,266	146,786
Less: Non-recourse interest payments	(298,030)	(61,586)	(88,311)	(61,628)	(86,505)

Total recourse interest payments	$160,656	$20,416	$40,321	$39,638	$60,281
Retirement plan obligations(5)	$30,830	$4,920	$9,970	$10,400	$5,540
FIN 48 tax obligations(6)	$140,811	$22,721	$7,075	$3,747	$107,268

Total obligations	$1,496,982	$89,072	$113,383	$85,710	$1,208,817

(1)	The Debentures bear interest at a rate of 1.00% per year, payable semi-annually in arrears, on February 1 and August 1 of each year, commencing on August 1, 2007 and will mature on February 1, 2027. The first permitted redemption date is February 1, 2012. In addition, beginning with the six-month interest period commencing February 1, 2012, we may be required to pay contingent interest on the Debentures, calculated with reference to the trading price of the Debentures. As of December 31, 2008, the closing price of our common stock did not exceed the specified conversion price, and therefore, for purposes of this Capital Requirements chart, we have assumed no conversions or redemptions of the Debentures and no contingent interest related to the Debentures. For information detailing the contingent interest, conversion or redemption features of the Debentures, see Note 6. Long-Term Debt of the Notes.

(2)	Excludes $20.2 million of unamortized project debt premium and $64.4 million of unamortized debt discount related to Convertible Debentures.

(3)	Payment obligations for the project debt associated with owned energy-from-waste facilities are limited recourse to the operating subsidiary and non-recourse to us, subject to operating performance guarantees and commitments.

(4)	Interest payments on the Term Loan Facility and letter of credit fees are estimated based on current LIBOR rates and are estimated assuming contractual principal repayments.

(5)	Retirement plan obligations are based on actuarial estimates for the pension plan obligations and post-retirement plan obligations as of December 31, 2008.

(6)	Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” (“FIN 48”) obligations are based upon the expected date of settlement taking into account all of our administrative rights including possible litigation.

Other Commitments
     Other commitments as of December 31, 2008 were as follows (in thousands):

	Commitments Expiring by Period
		Less Than	More Than
	Total	One Year	One Year
Letters of credit	$300,415	$46,111	$254,304
Surety bonds	64,086	—	64,086

Total other commitments — net	$364,501	$46,111	$318,390

     The letters of credit were issued under various credit facilities (primarily the Funded L/C Facility) to secure our performance under various contractual undertakings related to our domestic and international projects, or to secure obligations under our insurance program. Each letter of credit relating to a project is required to be maintained in effect for the period specified in related project contracts, and generally may be drawn if it is not renewed prior to expiration of that period.
     We believe that we will be able to fully perform under our contracts to which these existing letters of credit relate and that it is unlikely that letters of credit would be drawn because of a default of our performance obligations. If any of these letters of credit were to be drawn by the beneficiary, the amount drawn would be immediately repayable by us to the issuing bank. If we do not immediately repay such amounts drawn under these letters of credit, unreimbursed amounts would be treated under the Credit Facilities as additional term loans in the case of letters of credit issued under the Funded L/C Facility, or as revolving loans in the case of letters of credit issued under the Revolving Loan Facility.
     The surety bonds listed on the table above relate primarily to performance obligations ($55.1 million) and support for closure obligations of various energy projects when such projects cease operating ($9.0 million). Were these bonds to be drawn upon, we would have a contractual obligation to indemnify the surety company.
     We have certain contingent obligations related to the Debentures. These are:
•	holders may require us to repurchase their Debentures on February 1, 2012, February 1, 2017 and February 1, 2022;

•	holders may require us to repurchase their Debentures, if a fundamental change occurs; and

•	holders may exercise their conversion rights upon the occurrence of certain events, which would require us to pay the conversion settlement amount in cash and/or our common stock.
     See Note 6. Long-Term Debt of the Notes for specific criteria related to contingent interest, conversion or redemption features of the Debentures.
     As discussed in the Overview — Acquisitions and Business Development discussion above, we are focused on developing new projects and making acquisitions to grow our business in the Americas, Europe and Asia. We are pursuing additional growth opportunities through the development and construction of new waste and energy facilities. Due to permitting and other regulatory factors, these projects generally evolve over lengthy periods and project financing is generally obtained at the time construction begins, at which time, we can more accurately determine our commitment for a development project.
     To date, we have announced that we have entered into definitive agreements for the development of a 1,700 metric tpd energy-from-waste project serving the City of Dublin, Ireland and surrounding communities. The Dublin project is being developed and will be owned by Dublin Waste to Energy Limited, which we control and co-own with DONG Energy Generation A/S. Under the Dublin project agreements, several customary conditions must be satisfied before full construction can begin, including the issuance of all required licenses and permits and approvals. We are responsible for the design and construction of the project, which is estimated to cost approximately 350 million euros and will require 36 months to complete, once full construction commences. We and DONG Energy Generation A/S have committed to provide financing for all phases of the project, and we expect to arrange for project financing. The primary approvals and licenses for the project have been obtained, and any remaining consents and approvals necessary to begin full construction are expected to be obtained in due course. We have begun to perform preliminary site demolition work and expect to commence full construction during the second quarter of 2009.
     We have issued or are party to performance guarantees and related contractual support obligations undertaken pursuant to agreements to construct and operate certain domestic and international energy and waste facilities. For some projects, such performance guarantees include obligations to repay certain financial obligations if the project revenues are insufficient to do so, or to obtain financing for a project. With respect to our domestic and international businesses, we have issued guarantees to municipal clients and other parties that our subsidiaries will perform in accordance with contractual terms, including, where required, the payment of damages or other obligations. Additionally, damages payable under such guarantees on our energy-from-waste facilities could expose us to recourse liability on project debt. If we must perform under one or more of such guarantees, our liability for damages upon contract termination would be reduced by funds held in trust and proceeds from sales of the facilities securing the project debt and is presently not estimable. Depending upon the circumstances giving rise to such domestic and international damages, the contractual terms of the applicable contracts, and the contract counterparty’s choice of remedy at the time a claim against a guarantee is made, the amounts owed pursuant to one or more of such guarantees could be material. To date, we have not incurred material liabilities under such performance guarantees. See Item 1A. Risk Factors — We have provided guarantees and financial support in connection with our projects.
     Insurance Coverage
     We periodically review our insurance programs to ensure that our coverage is appropriate for the risks attendant to our business. As part of this review, we assess whether we have adequate coverage for risk to our physical assets from extreme weather events. We have obtained insurance for our assets and operations that provides coverage for what we believe are probable maximum losses, subject to self-insured retentions, policy limits and premium costs which we believe to be appropriate. However, the insurance obtained does not cover us for all possible losses.
     Off-Balance Sheet Arrangements
     We are party to lease arrangements at our Union County, New Jersey, Alexandria, Virginia and Delaware County, Pennsylvania energy-from-waste facilities. At our Union County facility, we lease the facility from the Union County Utilities Authority, referred to as the “UCUA,” under a lease that expires in 2023, which we may extend for an additional five years. We guarantee a portion of the rent due under the lease. Rent under the lease is sufficient to allow the UCUA to repay tax exempt bonds issued by it to finance the facility and which mature in 2023.
     At our Alexandria facility, we are a party to a lease which expires in 2025 related to certain pollution control equipment that was required in connection with the Clean Air Act amendments of 1990, and which was financed by the City of Alexandria and by Arlington County, Virginia. We own this facility, and the rent under this lease is sufficient to pay debt service on tax exempt bonds issued to finance such equipment and which mature in 2013.
     Our Covanta Delaware Valley, L.P. (“Delaware Valley”) facility is a party to a lease for the facility that expires in 2019. We are obligated to pay a portion of lease rent, designated as “Basic Rent B,” and could be liable to pay certain related contractually-specified amounts, referred to as “Stipulated Loss,” in the event of a default in the payment of rent under the Delaware Valley lease beyond the applicable grace period. The Stipulated Loss is similar to lease termination liability and is generally intended to provide the lessor with the economic value of the lease, for the remaining lease term, had the default in rent payment not occurred. The balance of rental and Stipulated Loss obligations are payable by a trust formed and collateralized by the project’s former operator in connection with the disposition of its interest in the Delaware Valley facility. Pursuant to the terms of various guarantee agreements, we have guaranteed the payments of Basic Rent B and Stipulated Loss to the extent such payments are not made by our subsidiary, referred to as the “Delaware Partnership”. We do not believe, however, that such payments constitute a material obligation of our subsidiary since our subsidiary expects to continue to operate the Delaware Valley facility in the ordinary course for the entire term of the lease and will continue to pay rent throughout the term of the lease. As of December 31, 2008, the estimated Stipulated Loss would have been $134.4 million.
     We are also a party to lease arrangements pursuant to which we lease rolling stock in connection with our operating activities, as well as certain office equipment. Rent payable under these arrangements is not material to our financial condition. We generally use operating lease treatment for all of the foregoing arrangements. A summary of the operating lease obligations is contained in Note 15. Leases of the Notes.
     As described above under Other Commitments, we have issued or are party to performance guarantees and related contractual obligations undertaken mainly pursuant to agreements to construct and operate certain energy and waste facilities. To date, we have not incurred material liabilities under our guarantees, either on domestic or international projects.
     We have investments in several investees and joint ventures which are accounted for under the equity and cost methods and therefore we do not consolidate the financial information of those companies. See Note 8. Equity Method Investments of the Notes for additional information regarding these investments.

Discussion of Critical Accounting Policies
     In preparing our consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”), we are required to use judgment in making estimates and assumptions that affect the amounts reported in our financial statements and related notes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Many of our critical accounting policies are subject to significant judgments and uncertainties which could potentially result in materially different results under different conditions and assumptions. Future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.
Convertible Debentures
     Effective January 1, 2009, we adopted Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 is effective for our 1.00% Senior Convertible Debentures (“Debentures”) and requires retrospective application for all periods presented. The FSP requires the issuer of convertible debt instruments with cash settlement features to separately account for the liability and equity components of the instrument. The debt component was recognized at the present value of its cash flows discounted using a 7.25% discount rate, our estimated borrowing rate at the date of the issuance of the Debentures for a similar debt instrument without the conversion feature. FSP APB 14-1 also requires an accretion of the resultant debt discount over the expected life of the Debentures from February 1, 2007 to February 1, 2012, which is the first permitted redemption date. The consolidated income statements were retroactively modified compared to previously reported amounts. For additional information, see Note 2. Recent Accounting Pronouncements of the Notes to the Consolidated Financial Statements.
Stock-Based Compensation
     We calculate the fair value of our share-based option awards using the Black-Scholes option pricing model which requires estimates of the expected life of the award and stock price volatility. For the option awards granted prior to 2007, we determined an expected life of eight years in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payments” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). In December 2007, the SEC issued Staff Accounting Bulletin (“SAB”) No. 110, which permits use of the simplified method, as discussed in SAB No. 107, to determine the expected life of “plain vanilla” options. The expected life for the options issued in 2007 and 2008 was determined using this “simplified method” and as such, the expected lives of the options issued in 2007 range from 6.5 years to 6.04 years and in 2008 range from 6.54 to 6.48 years.
     In addition, we also estimate expected forfeitures for our options and share-based awards and the probability of achieving specific performance factors affecting the vesting of our share-based awards. For our current share-based awards, our estimate of a forfeiture rate and determination of achieving stated performance vesting factors will have the most significant impact on the compensation cost we must recognize. We recognize compensation costs using the graded vesting attribution method over the requisite service period of the award, which is generally three to five years.
     We review the forfeiture rate at least annually and revise compensation expense, if necessary. The forfeiture rates range from 8% to 15% depending on the type of award and the vesting period.
     Purchase Accounting
     We allocate acquisition purchase prices to identified intangible assets and tangible assets acquired and liabilities assumed based on their estimated fair values at the dates of acquisition, with any residual amounts allocated to goodwill in accordance with SFAS No. 141, “Business Combinations” (“SFAS 141”). The fair value estimates used reflect our best estimates based on our work and the work of independent valuation consultants based on relevant information available to us. These estimates, and the assumptions used by us and by our valuation consultants, are subject to inherent uncertainties and contingencies beyond our control. For example, we used the discounted cash flow method to estimate the value of many of our assets. This entailed developing projections about future cash flows and adopting an appropriate discount rate. We cannot predict with certainty actual cash flows and the selection of a discount rate is heavily dependent on judgment. If different cash flow projections or discount rates were used, the fair values of our assets and liabilities could be materially increased or decreased. Accordingly, there can be no assurance that such estimates and assumptions reflected in the valuations will be realized, or that further adjustments will not occur. The assumptions and estimates used by us substantially affect our balance sheet. In addition, the valuations impact depreciation and amortization expense and changes in such assumptions and estimates may affect earnings in the future. During the current year, some of our estimates have been refined which resulted in changes to assets and liabilities recognized on the balance sheet as of December 31, 2008.
     Effective January 1, 2009, purchase accounting will be accounted for in accordance with SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). See Note 2. Recent Accounting Pronouncements of the Notes.
     Depreciation and Amortization
     We have estimated the useful lives over which we depreciate our long-lived assets. Additionally, in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” we have capitalized the estimate of our legal liabilities which includes closure and post-closure costs for landfill cells and site restoration for certain energy-from-waste and power producing sites.
     Goodwill and Intangible Assets
     In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we evaluate our goodwill and indefinite lived intangible assets for impairment at least annually or when indications of impairment exist. Our judgments regarding the existence of impairment indicators are based on regulatory factors, market conditions, anticipated cash flows and operational performance of our acquired assets. There has been no impairment recognized in the current year, however an impact of impairment in the future could have a material impact on our financial position and results of operations.
     In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we evaluate our long-term assets and amortizable intangible assets for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. No events or change in circumstances occurred during the period to warrant impairment testing. However, had an event or change in circumstances occurred, the impact of recognizing an impairment could have a material impact on our financial position and results of operations.
     Net Operating Loss Carryforwards — Deferred Tax Assets
     As described in Note 9. Income Taxes of the Notes, we have recorded a deferred tax asset related to our net operating loss carryforwards (“NOLs”). The amount recorded was calculated based upon future taxable income arising from (a) the reversal of temporary differences during the period the NOLs are available and (b) future operating income expected from our domestic and international businesses, to the extent it is reasonably predictable.
     We estimated that we have NOLs of approximately $591 million for federal income tax purposes as of the end of 2008. The NOLs will expire in various amounts beginning on December 31, 2009 through December 31, 2028, if not used. The amount of NOLs available to us will be reduced by any taxable income generated by current members of our tax consolidated group including certain grantor trusts relating to the Mission Insurance Entities or increased to the extent of any new losses recorded.
     The Internal Revenue Service (“IRS”) has not audited any of our tax returns for the years in which the losses giving rise to the NOLs were reported, and the IRS could challenge any past and future use of the NOLs.
     Loss Contingencies
     As described in Note 21. Commitments and Contingencies of the Notes, our subsidiaries are party to a number of claims, lawsuits and pending actions, most of which are routine and all of which are incidental to our business. We assess the likelihood of potential losses with respect to these matters on an ongoing basis and when losses are considered probable and reasonably estimable, we record as a loss an estimate of the ultimate outcome. If we can only estimate the range of a possible loss, an amount representing the low end of the range of possible outcomes is recorded and disclosure is made regarding the possibility of additional losses. We review such estimates on an ongoing basis as developments occur with respect to such matters and may in the future increase or decrease such estimates. There can be no assurance that our initial or adjusted estimates of losses will reflect the ultimate loss we may experience regarding such matters. Any inaccuracies could potentially have a material adverse effect on our consolidated financial condition.

     Financial Instruments
     Effective January 1, 2008, we adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“SFAS 159”), but did not elect to apply the fair value option to any of our eligible financial assets and liabilities.
     Effective January 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. This statement did not require any new fair value measurements. FASB Staff Position FAS 157-2, “Effective Date of FASB Statement No. 157,” which deferred the effective date of SFAS 157 for one year for all non-financial assets and non-financial liabilities, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).
     As described in Note 19. Financial Instruments of the Notes, the estimated fair-value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that we would realize in a current market exchange.
     For cash and cash equivalents, restricted cash, and marketable securities, the carrying value of these amounts is a reasonable estimate of their fair value. The fair value of restricted funds held in trust is based on quoted market prices of the investments held by the trustee. The insurance subsidiaries’ fixed maturity debt and equity securities portfolio are classified as “available-for-sale” and are carried at fair value. Investment securities that are traded on a national securities exchange are stated at the last reported sales price on the day of valuation.
     Fair values for debt were determined based on interest rates that are currently available to us for issuance of debt with similar terms and remaining maturities for debt issues that are not traded on quoted market prices. The fair value of project debt is estimated based on quoted market prices for the same or similar issues.
     The fair value of our interest rate swap agreement is the estimated amount we would receive or pay to terminate the agreement based on the net present value of the future cash flows as defined in the agreement.
     Revenue Recognition
     We earn fees to service project debt (principal and interest) where such fees are expressly included as a component of the service fee paid by the client community pursuant to applicable energy-from-waste service agreements. Regardless of the timing of amounts paid by client communities relating to project debt principal, we record service revenue with respect to this principal component on a levelized basis over the term of the applicable agreement. Unbilled service receivables related to energy-from-waste operations are discounted in recognizing the present value for services performed currently in order to service the principal component of the project debt. Fees for waste disposal are recognized in the period received. Revenue from electricity and steam sales are recorded when delivered at rates specified in the contracts. We also earn fees under fixed-price construction contracts, in which case revenue is accounted for using the percentage-of-completion of services rendered.
     Pensions
     Our pension and other postretirement benefit plans are accounted for in accordance with SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment to FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”), which require costs and the related obligations and assets arising from the pension and other postretirement benefit plans to be accounted for based on actuarially-determined estimates. Upon the adoption of SFAS 158 in December 2006, we recognized a net gain of $2.5 million, $1.7 million net of deferred tax, in Accumulated Other Comprehensive Income (“AOCI”) to reflect the funded status of the pension and postretirement benefit obligations.
     On an annual basis, management evaluates the assumed discount rate and expected return on assets used to determine pension benefit and other postretirement benefit obligations. The discount rate is determined based on the timing of future benefit payments and expected rates of return currently available on high quality fixed income securities whose cash flows match the timing and amount of future benefit payments of the plan.
•	Based on this evaluation for the year ended December 31, 2007, we increased the discount rate assumption for benefit obligations from 5.75% as of December 31, 2006 to 6.50% as of December 31, 2007. We recorded a pension plan liability equal to the amount by which the present value of the projected benefit obligations (using a discount rate of 6.50%) exceeded the fair value of pension assets as of December 31, 2007. We recognized a net actuarial gain of $14.5 million, $9.4 million net of deferred tax, in AOCI during the year ended December 31, 2007.

•	Based on this evaluation for the year ended December 31, 2008, we decreased the discount rate assumption for benefit obligations from 6.50% as of December 31, 2007 to 6.25% as of December 31, 2008. We recorded a pension plan liability equal to the amount by which the present value of the projected benefit obligations (using a discount rate of 6.25%) exceeded the fair value of pension assets as of December 31, 2008. We recognized a net actuarial loss of $20.0 million, $13.2 million net of deferred tax, in AOCI during the year ended December 31, 2008.
     See Note 16. Employee Benefit Plans of the Notes for additional information related to Our pension and other postretirement benefit plans.
     Unpaid Losses and Loss Adjustment Expenses
     Our insurance subsidiaries establish loss and loss adjustment expense (“LAE”) reserves that are estimates of amounts needed to pay claims and related expenses in the future for insured events that have already occurred. The process of estimating reserves involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain.
     Reserves are typically comprised of (1) case reserves for claims reported and (2) reserves for losses that have occurred but for which claims have not yet been reported, referred to as incurred but not reported (“IBNR”) reserves, which include a provision for expected future development on case reserves. Case reserves are estimated based on the experience and knowledge of claims staff regarding the nature and potential cost of each claim and are adjusted as additional information becomes known or payments are made. IBNR reserves are derived by subtracting paid loss and LAE and case reserves from estimates of ultimate loss and LAE. Actuaries estimate ultimate loss and LAE using various generally accepted actuarial methods applied to known losses and other relevant information. Like case reserves, IBNR reserves are adjusted as additional information becomes known or payments are made.
     Our insurance subsidiaries use independent actuaries with whom we significantly rely on to form a conclusion on reserve estimates. Those independent actuaries use several generally accepted actuarial methods to evaluate the insurance business loss reserves, each of which has its own strengths and weaknesses. The independent actuaries place more or less reliance on a particular method based on the facts and circumstances at the time the reserve estimates are made and through discussions with our insurance subsidiaries’ management.
Recent Accounting Pronouncements
     See Note 1. Organization and Summary of Significant Accounting Policies and Note 2. Recent Accounting Pronouncements of the Notes for a summary of additional accounting policies and new accounting pronouncements.
Related-Party Transactions
     Employment Arrangements
     See the descriptions of our employment agreements with Anthony J. Orlando, Mark A. Pytosh, John M. Klett, Timothy J. Simpson and Seth Myones which are incorporated by reference into Item 11. Executive Compensation of this Annual Report on Form 10-K.
     Affiliate Agreements
     We hold a 26% investment in Quezon. We are party to an agreement with Quezon in which we assumed responsibility for the operation and maintenance of Quezon’s coal-fired electricity generation facility. Accordingly, 26% of the net income of Quezon is reflected in our statement of income and as such, 26% of the revenue earned under the terms of the operation and maintenance agreement is eliminated against Equity in Net Income from Unconsolidated Investments. For the fiscal years ended December 31, 2008, 2007, and 2006, we collected $34.0 million, $35.4 million, and $26.9 million, respectively, for the operation and maintenance of the facility. As of December 31, 2008 and 2007, the net amount due to Quezon was $3.2 million and $1.1 million, respectively, which represents advance payments received from Quezon for operation and maintenance costs.
     As part of our acquisition of Covanta Energy in 2004 as part of its emergence from bankruptcy, we agreed to conduct a registered offering of our common stock to certain holders of Covanta Energy’s pre-petition secured debentures. On February 24, 2006, we completed this offering, in which 5,696,911 shares were issued in consideration for $20.8 million in gross proceeds, including 633,380 shares purchased by D.E. Shaw Laminar Portfolios, L.L.C. (“Laminar”) pursuant to the exercise of rights held by Laminar as a holder of those debentures. At the time of this transaction, Laminar held more than 10% of our outstanding common stock.
     Clayton Yeutter, a current director, is senior advisor to the law firm of Hogan & Hartson LLP. Hogan & Hartson has provided Covanta Energy with certain legal services for many years including 2008. This relationship preceded our acquisition of Covanta Energy. Mr. Yeutter did not direct or have any direct or indirect involvement in the procurement, provision, oversight or billing of such legal services and does not directly or indirectly benefit from those fees. The Board has determined that such relationship does not interfere with Mr. Yeutter’s exercise of independent judgment as a director.